Exhibit 99.1

China Health Resource, Inc. Announces Stock Repurchase Program

Sichuan, PRC – Jan. 31, 2011 – China Health Resource, Inc. (OTCBB: CHRI) today announced that the Company has authorized a stock repurchase program to commensurate returns of industry leaders. CHRI is a leading Chinese pharmaceutical company specializing in producing, processing and commercializing Dahurian Angelica Root (DAR).

CHRI believes that this program is in line with the Company’s strategic plan and strengthening business fundamentals are in place to support this decision. The Company also recently announced that it had begun expansion plans to introduce new Traditional Chinese Medicine (TCM) products and kicked off intensive research for Tianma, a popular TCM herb in China. Under GAP-certified standards, the Company has been a leader in the production of pharmaceutical grade DAR in Suining, Sichuan, and will continue to introduce quality TCM herbs that meet the GAP standards and requirements.

"Today’s announcement signals confidence in our fundamental business strategies both today and looking forward," said Jiayin Wang, CEO.

About CHRI

China Health Resource Inc. engages in the development, manufacturing, processing, marketing and sale of Dahurian Angelica Root (DAR) and related products in the People’s Republic of China.  DAR, which is also known as “Bai Zhi” in Mandarin Chinese, is an herb that is employed as an ingredient in medicine, cosmetics and food, as well as used in TCM for the treatment of pain, swelling and pustule.  The company’s DAR-related products include the Bailing Capsule, Yisheng Capsule, Kimchee-Mate and Fragrant Bag, all of which are sold through regional distributors. The company was founded in 2001 and is based in Suining.

Certain statements found other than historical facts in this document regarding financial matters other than historical facts, and statements of our expectations, intentions, plans and beliefs, constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain events, risks and uncertainties that may be outside our control. The words “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “will”, and similar expressions identify forward-looking statements. The company intends that such proclamations about future expectations, including future revenues and earnings, future business expansion plans, and all other forward-looking statements be subject to the safe harbors created thereby. Management retains broad discretion with regard to all future business operations of the Company.  Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results may differ materially from expected results. These and other risks and uncertainties related to our business are described in greater detail in our filings with the Commission.  The foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

For more information, please contact: China Health Resource, Inc., 343 Suining Zhong Road, Suining, Sichuan, P.R.China, . Tel: +86-825-239-1788, Web Site: http://www.ChinaHealthResource.com.